Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (“Agreement”), is entered into this 4th day of March, 2005, by and between EDUCATORS MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life and health insurance corporation (“EML” or “the Company”), and ALEX T. SCHNEEBACHER, President and CEO of the Company (“Schneebacher” or “Employee”).

Background

A. EML is in the process of pursuing a strategic realignment of the Company’s business operations, including demutualization, merger and/or acquisition transactions. A Letter of Intent defining the proposed transaction(s) was executed on or about January 17, 2005 (“Letter of Intent”). The parties intend this Transition Agreement to be executed pursuant to execution of the Letter of Intent.

B. Schneebacher, a long-term employee of the Company, currently serves as its President and Chief Executive Officer. He intends to retire from employment with EML within ninety (90) days of completion of the proposed transaction(s).

C. EML wishes to retain Schneebacher’s services throughout the course of the transaction as defined by the Letter of Intent and is willing to provide Schneebacher with incentives to induce him to remain employed by EML for a defined period.

D. EML also wishes to protect itself, its affiliates and subsidiaries within its Market Area (defined at Section 8 below) and therefore seeks to place certain restrictions upon Schneebacher’s activities after his employment with EML concludes.

E. Schneebacher wishes to remain employed by EML throughout the course of the transaction and for up to ninety (90) days thereafter, and is willing to accept these benefits and obligations in consideration for the mutual benefits and obligations described in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Transition. The parties agree that Schneebacher will continue as an employee of the Company throughout the course of the transaction defined by the Letter of Intent, and for up to ninety (90) days beyond that time (the “Transition Period”) at the sole discretion of the EML Board of Directors. The Transition Period will commence immediately upon execution and final approval of the Agreement by the parties. For the duration of the Transition Period, Schneebacher will retain his current position or another position of comparable or more senior status and responsibility, as determined within the EML Board of Directors’ reasonable discretion. Also for the duration of the Transition Period, the compensation and benefits paid to Schneebacher during active employment will not be less than the compensation and benefits paid to him at the commencement of the Transition Period. Assuming Schneebacher remains employed until expiration of the Transition Period, he will receive the compensation and benefits described at Section 4 hereof; provided, however, that if Schneebacher remains employed through expiration of the Transition Period and EML does not consummate the conversion from a mutual company to a stock company, this Agreement shall be null and void.

2. Duties. During the Transition Period, Schneebacher will manage EML and IBSi toward consolidation into a new core business and will cooperate fully in the anticipated transaction as set forth in the Letter of Intent and as pursued by the Company. Schneebacher will also work with leadership of the new business partner(s) to build a strategic plan and develop proforma financials for the newly consolidated entities. Schneebacher will further perform such duties as are assigned to him from time to time by the EML Board of Directors.

3. Participation. Schneebacher may participate in the Subscription Rights Offering of any public offering pursuant to demutualization of the Company.

4. Employee Discharge Without Cause. The EML Board of Directors retains the right, in its sole discretion, to discharge Schneebacher without cause during the Transition Period, subject to the following provisions of this Section 4:

4.1. If the Employee is discharged without cause during the Transition Period, he will receive compensation (less required withholdings) in an amount equivalent to the salary he would have received had he remained employed for an additional thirty (30) months (The “Retirement Transition Period”), except as otherwise qualified by the provisions of Section 4.8 hereof.

4.2. The compensation described in Section 4.1 will be paid in arrears in monthly installments based on the salary that the Employee would have received for each such monthly period had he remained employed by the Company.

4.3. During the Retirement Transition Period, and continuing through the end of the month in which Employee attains age 65, the Employee will be eligible to receive health insurance benefits substantially equivalent to those health insurance benefits received by the Employee prior to termination of his employment. The Company will contribute Two Hundred Ninety One Dollars and Seventy-Two Cents ($291.72) per month toward the Employee’s health insurance premiums, and the Employee will be responsible for any balance exceeding the monthly amount paid by the Company. The continued health coverage provided under this Section 4.3 will be provided concurrently with any obligation the Company has to provide continued coverage under COBRA.

4.4. Upon completion of the anticipated transaction, EML may pay a bonus to the Employee for satisfactory performance, at the sole discretion of EML’s Board of Directors, in an amount to be determined in accordance with Section 4.7 hereof.

4.5. During the month following the month the Employee attains age 65 (the “Commencement Date”), the Employee shall receive a lump sum of One Hundred Ten Thousand Five Hundred Eighteen Dollars and Twenty-Seven Cents ($110,518.27) representing the value of a life annuity based on (i) the monthly pension benefit the Employee would have been entitled to receive under the Company’s Defined Benefit Pension Plan if he had remained employed by the Company until the end of the Retirement Transition Period and been paid at the same rate of annual salary and bonus as was in effect as of his termination from employment, and if such monthly pension benefit commenced as of the Commencement Date and was paid in the form of an annuity for the Employee’s life, minus (ii) the monthly pension benefit the Employee would be entitled to receive under such Plan based on his actual date of termination from employment and if such monthly pension benefit commenced as of the Commencement Date and was paid in the form of an annuity for the Employee’s life.

4.6. Upon expiration of the Retirement Transition Period, the Employee shall be entitled to a lump sum payment of Fifteen Thousand Seven Hundred Fifty Dollars and No Cents ($15,750.00) representing the employer contributions that would have been made on his behalf under the Company’s 401(k) Plan had the Employee remained employed by the Company during such period, determined as if for such period the Employee had made the maximum elective deferrals permitted under the terms of the Plan and been paid at the same rate of salary and bonus as was in effect as of his termination from employment.

4.7. Notwithstanding the foregoing, in the event that the Company determines that the completion of the transactions contemplated in the Letter of Intent constitutes a “change of ownership or control” within the meaning of Section 280G of the Internal Revenue Code, as amended, and regulations issued thereunder (collectively, “Section 280G”), the bonus to be provided under Section 4.4 shall be valued such that the value of payments and benefits provided under this Section 4, plus the value of any other amounts payable to the Employee that constitute “parachute payments” under Section 280G, does not exceed 2.99 multiplied by the Employee’s “base amount” determined under Section 280G.

4.8. Notwithstanding the foregoing, in the event the Employee attains or exceeds age 63 1/2 prior to the end of the Transition Period, the unpaid compensation and benefits described in Section 4 will be provided only until the end of the month in which the Employee attains age 65, that is, December 1, 2009.

5. Employee Resignation or Discharge for Cause. If the Employee resigns, or if the Employee is discharged for cause prior to expiration of the Transition Period, no severance benefits or other compensation or benefits, however described or denominated, shall be payable to the Employee under this Agreement. “Discharge for cause” will include Employee’s discharge for fraud, embezzlement, refusal to comply with the policies or directives of EML and/or its Board of Directors, or such other behavior by Employee as the Board of Directors shall determine, in its sole discretion, to constitute cause for discharge.

6. Disability. If the Employee becomes disabled during the Transition Period, no amounts shall be payable under this Agreement during the period of disability. If the Employee becomes disabled during the Transition Period and such disability continues through expiration of the Transition Period, no amounts shall be payable under this Agreement at any time. If the Employee becomes disabled during the Transition Period and subsequently returns to work during the Transition Period, this Agreement shall apply to such resumed employment for the remainder of the Transition Period without any extension or other adjustment of the Transition Period on account of the period of time during which the Employee was disabled.

7. Death. Except as otherwise provided in this Section 7, if the Employee dies during the term of this Agreement, this Agreement shall automatically terminate, and the Company shall have no obligation to the Employee or the Employee’s heirs or assigns hereunder; provided however, if death occurs during a period when compensation is being paid to the Employee under Section 4, the Company’s sole obligation will be to pay the monthly installment due for the month in which death occurs.

8. Restrictive Covenants. The parties acknowledge and agree that the following restrictive covenants are reasonably necessary to protect the Company, its subsidiaries, affiliates, successors and assigns:

8.1 During the Employee’s employment with the Company, and continuing for twelve (12) months after such employment is concluded, the Employee covenants and agrees not to compete with EML, its subsidiaries, affiliates, successors or assigns, by engaging in any Included Business in the Market Area; provided, however, that the Employee may seek written permission from EML, its subsidiaries, affiliates, successors or assigns, which permission will not be unreasonably withheld, to seek or accept employment with an entity that engages in an Included Business within the Market Area so long as the Employee is not personally engaged or involved in, as part of the Employee’s job duties, activities competitive with the then-current activities of EML, its subsidiaries, affiliates, successors or assigns. The term “Included Business” means any business engaged in by EML, its subsidiaries, affiliates, successors and assigns at the time the Employee’s employment with the Company terminates. The term “Market Area” means any states or other jurisdictions wherein EML, its subsidiaries, affiliates, successors and assigns, are conducting an insurance business at the time Employee’s employment with the Company terminates.

8.2 During the Employee’s employment with the Company, and continuing for thirty (30) months after such employment is concluded, the Employee covenants and agrees not to:

(a) solicit any existing clients or customers of EML, its subsidiaries, affiliates, successors or assigns, to take their business from EML, its subsidiaries, affiliates, successors or assigns;

(b) solicit any existing employees of EML, its subsidiaries, affiliates, successors or assigns, to leave the employ of EML, its subsidiaries, affiliates, successors or assigns, for employment with another entity engaged in an Included Business; and

(c) solicit any broker, master broker or agent of EML, its subsidiaries, affiliates, successors or assigns, to cease representing or otherwise doing business with or on behalf of EML, its subsidiaries, affiliates, successors or assigns.

9. Enforcement. In the event of an actual or threatened breach by Schneebacher of the provisions of Section 8 hereof, EML, its subsidiaries, affiliates, successors and assigns, shall be entitled to an injunction restraining Schneebacher from such violation for the period set forth herein without the necessity of proving actual damages or the inadequacy of a legal remedy; provided that said period shall be extended by the time which may have elapsed between the time Schneebacher is notified of such violation and an injunction issues restraining Schneebacher from such violation. Nothing herein shall be construed as prohibiting EML, its subsidiaries, affiliates, successors or assigns from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages, costs and other reasonable remedies from Schneebacher. Without limiting the foregoing, in the event of a breach by Schneebacher of Section 8 hereof, EML’s obligations under this Agreement shall immediately terminate and Schneebacher shall not be entitled to any additional compensation or benefits of any kind whatsoever. In the event of a dispute between Schneebacher and EML, its subsidiaries, affiliates, successors or assigns, each party shall pay his or its own attorneys fees and costs associated with any such proceedings or litigation.

10. Severability. Schneebacher and EML acknowledge that any restrictions contained in this Agreement, particularly Sections 8 and 9 hereof, are reasonable and that consideration for this Agreement has been exchanged. In the event that any provision of this Agreement shall be held to be void, voidable or unenforceable, then the remaining portions hereof shall remain in full force and effect; provided, that in the event a Court shall determine that any provision is inequitably broad, it is the intention of the parties that the Court adjust such obligations rather than eliminating said obligations entirely.

11. Assignment; Successors and Assigns. Schneebacher’s rights, duties, obligations and benefits under this Agreement are personal to him, and no such right, duty, obligation or benefit shall be subject to voluntary or involuntary alienation, assignment, delegation or transfer. EML shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of EML, or any successor in interest of EML, whether by merger, consolidation, purchase/sale of assets or otherwise, without the prior written consent of Schneebacher.

12. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania.

13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and cannot be modified except in writing signed by both parties. This Agreement cancels and supercedes any and all pre-existing Agreements or promises as between the parties.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Attorney Fees. EML will reimburse Schneebacher for reasonable attorney and accounting fees incurred in the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

EDUCATORS MUTUAL LIFE INSURANCE COMPANY		ALEX T. SCHNEEBACHER

By:	/s/ ROBERT M. MCALAINE	/s/ ALEX T. SCHNEEBACHER	(SEAL)

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